Change in Independent Registered Public Accounting Firm
On May 22, 2017, upon the recommendation of the Audit Committee, the Board of Directors of Baird Funds, Inc. (the "Funds") approved the appointment of Cohen & Company, Ltd. ("Cohen") as the Funds' independent registered public accounting firm, following the dismissal of Grant Thornton LLP ("Grant Thornton"). On August 24, 2017, the Audit Committee engaged Cohen to audit the Funds' financial statements for the fiscal year ended December 31, 2017.
Grant Thornton's report on the financial statements of the Funds for each of the fiscal years ended December 31, 2016 and December 31, 2015 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the fiscal years ended December 31, 2016 and December 31, 2015 and the interim period through May 22, 2017 (the "Interim Period"), there were no disagreements between the Funds and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the disagreements in its report on the financial statements for such periods.  During the fiscal years ended December 31, 2016 and December 31, 2015 and the Interim Period, there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.
During the Funds' fiscal years ended December 31, 2016 and December 31, 2015 and the Interim Period, neither the Funds nor anyone on their behalf consulted Cohen concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).
The Funds provided Grant Thornton a copy of these disclosures and requested Grant Thornton to furnish a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Funds herein.  Included as an exhibit to this filing is a copy of such letter, dated August 29, 2017.